Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Plan Administrator of
     The JPMorgan Chase 401(k) Savings Plan:
We consent to incorporation by reference in the Registration Statement No. 33-01776 and 333-31656 on Form S-8 of JPMorgan Chase & Co. of our report dated June 21, 2006, relating to the net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006 annual report on Form 11-K of The JPMorgan Chase 401(k) Savings Plan.

/s/ Mitchell & Titus, LLP

Mitchell & Titus, LLP

New York, New York
June 27, 2007

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